Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

UnitedHealth Group Incorporated

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	Rule 457(h)	75,950(1)	$351.54(2)	$26,699,463.00	$0.0000927	$2,475.06

Total Offering Amounts					$26,699,463.00		$2,475.06

Total Fee Offsets							$0

Net Fee Due							$2,475.06

(1)

This registration statement covers the issuance of 75,950 shares of common stock of UnitedHealth Group Incorporated (the “Company”), $0.01 par value per share, issuable upon the exercise of outstanding stock options issued under the Avery Parent Holdings, Inc. 2020 Stock Option and Grant Plan (the “2020 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers the issuance of any additional shares of Company common stock under the 2020 Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based on the weighted average exercise price per share of the stock options outstanding under the 2020 Plan.